Energizer Resources Closes $2 million Financing

TORONTO, ON – November 16, 2012

Energizer Resources Inc. (TSX: EGZ) (OTCQB: ENZR) (FWB: YE5) (“Energizer” or the “Company”) announces the closing of the issue of a total of 5,807,142 units of the Company (“Unit(s)”) at a price of US$0.35 per Unit for total gross proceeds of US$2,032,500.

Each Unit was comprised of one common share of the Company and one-half of one common share purchase warrant.  Each whole common share purchase warrant entitles the holder to purchase one common share of the Company at an exercise price of US$0.50 for a period of 24 months from the date of issue.

In connection with the closing, the Company paid compensation consisting of a cash fee of US$119,010 and issued 340,028 compensation warrants.  Each compensating warrant entitles the holder to acquire one Unit of the Company at a price of US$0.35 per Unit for a period of 24 months from the date of issue.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons unless an exemption from registration is available.  This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

All securities issued in connection with the Offering will also be subject to a four-month hold period from the date of issue as required by Canadian authorities. Completion of the Offering remains subject to final approval of the applicable regulatory authorities, including the Toronto Stock Exchange.

For more information, please visit our website at www.energizerresources.com

Or contact:

Brent Nykoliation, Senior Vice President, Corporate Development

Toll Free: 800.818.5442 or 416.364.4911Email: bnykoliation@energizerresources.com or Craig Scherba, President and COO

Safe Harbour:  This press release may contain forward-looking statements that may involve a number of risks and uncertainties. Actual events or results could differ materially from expectations and projections set out herein.